Exhibit 99.1

OmniLit Acquisition Corp. Closes $143.75 Million Initial Public Offering Upon Full Exercise of Over-Allotment Option

OmniLit Acquisition Corp (Nasdaq: OLITU) (the “Company”), a newly incorporated special purpose acquisition company, today announced the closing of its initial public offering of 14,375,000 units, including 1,875,000 units issued per the underwriters fully exercising their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $143.75 million.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “OLITU” on November 9, 2021. Each unit consists of one share of Class A common stock and one-half redeemable warrant, each whole warrant entitling the holder to purchase one share of Class A common stock exercisable at $11.50 per share.

OmniLit Acquisition Corp. is formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company intends to concentrate its efforts on identifying high quality businesses in the advanced manufacturing industry, with a particular focus on optics and photonics products, services, and end-markets.

The Company’s sponsor, OmniLit Sponsor, LLC, is an affiliate of Al Kapoor, the Chief Executive Officer and Chairman of the Board of Directors. Mr. Kapoor has 20+ years of experience in strategic acquisitions, operational improvements, successful R&D pipelines, and focused end-market expansions within optics and photonics. Mr. Kapoor has a Management Team with public and private market transaction experience. The team is complemented by a Board of Directors with decades of private to public company transition experience across multiple disciplines of private equity, operations, law, and financial audits.

Imperial Capital and I-Bankers Securities, Inc. are the joint book-running managers of the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Imperial Capital, LLC at 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067, Attn. Prospectus Department.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on November 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OmniLit Acquisition Corp.

OmniLit Acquisition Corp. is a blank check company that has not selected any business combination target and is concentrated on identifying high quality businesses for business combination in the advanced manufacturing industry, particularly those with optics and photonics capabilities.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Skylar M. Jacobs

Chief Operating Officer

sjacobs@omnilitac.com

www.omnilitac.com